October 2011 Preliminary Terms No. 1,019 Registration Statement No. 333-156423 Dated September 28, 2011 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

Commodity-Linked Notes offer investors exposure to the performance of commodities or commodity indices and provide for the repayment of principal at maturity.  They are for investors who are concerned about principal risk but seek a commodity-based return, and who are willing to forgo yield and some upside in exchange for the repayment of principal plus a minimum return at maturity.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issuer rating:*
S&P: A (negative outlook)
Although these notes have not yet received an individual rating, we will apply for such a rating to S&P.  Until it is received, we can give you no assurance as to the individual rating for the notes.

Issue price:	$1,000 per note (see “Commission and Issue Price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	October 25, 2011
Original issue date:	October 28, 2011 (3 business days after the pricing date)
Maturity date:	October 28, 2016
Interest:	None
Underlying commodity:	Gold
Payment at maturity:	The payment due at maturity per $1,000 stated principal amount will equal: $1,000 + supplemental redemption amount, subject to the minimum payment at maturity and the maximum payment at maturity.
Supplemental redemption amount:	(i) $1,000 times (ii) the commodity percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $100 or greater than $500 per note.
Participation rate:	100%
Minimum payment at maturity:	$1,100 per note (110% of the stated principal amount)
Maximum payment at maturity:	$1,500 per note (150% of the stated principal amount)
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:	The commodity price on the determination date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Determination date:	October 25, 2016, subject to postponement for non-trading days and certain market disruption events
CUSIP:	617482VZ4
ISIN:	US617482VZ44
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.

(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $         for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $         per note.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

* The rating listed above has been assigned to the issuer and reflects the rating agency's view of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The rating assigned by the rating agency reflects only the view of the rating agency, is not a recommendation to buy, sell or hold the notes and is subject to revision or withdrawal at any time by the rating agency in its sole discretion. The rating should be evaluated independently of any other rating.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008             Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

Investment Overview

Commodity-Linked Notes

The Commodity-Linked Notes due October 28, 2016 Based on the Performance of Gold (the “notes”) provide investors:

¡	an opportunity to gain exposure to the performance of gold and provide diversification of underlying asset class exposure

¡	the repayment of principal at maturity, plus a minimum return of 10%

¡	100% participation in any appreciation of the underlying commodity over the term of the notes, subject to a maximum payment at maturity of $1,500 per note (150% of the stated principal amount).

¡	no exposure to any decline of the underlying commodity

At maturity, if the price of the underlying commodity has depreciated or has appreciated by less than or equal to 10%, you will receive the minimum payment at maturity of $1,100 per note, representing a 10% return on your investment.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	5 years
Participation rate:	100%
Interest:	None

Underlying Commodity Overview

The price of gold to which the return on the notes is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery.

Underlying commodity information as of September 26, 2011
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Gold (in U.S. dollars)	GOLDLNPM	$1,598.00	$1,297.00	$1,895.00 (on 9/5/2011)	$1,294.00 (on 9/28/2010)

* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the LBMA.

Daily Afternoon Fixing Prices of Gold January 1, 2006 to September 26, 2011

October 2011	Page 2

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

Key Investment Rationale

The notes offer 100% participation in the positive performance of the underlying commodity, subject to the minimum payment at maturity of $1,100 per note and the maximum payment at maturity of $1,500 per note. The notes provide for the repayment of principal at maturity plus the payment of a minimum return, in exchange for forgoing some upside as well as current yield or interest.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Repayment of Principal
The notes offer investors 1 to 1 upside exposure to the performance of the underlying commodity up to the maximum payment at maturity, while providing for the repayment of principal in full at maturity.

Minimum Payment at Maturity	At maturity, the notes will pay no less than $1,100 (110% of the stated principal amount).
Best Case Scenario	The price of the underlying commodity increases in value significantly and, at maturity, the notes pay the maximum payment at maturity of $1,500 (150% of the stated principal amount).
Worst Case Scenario	The price of the underlying commodity appreciates by less than or equal to 10% or declines and, at maturity, the notes pay the minimum payment at maturity of $1,100.

Summary of Selected Key Risks (see page 10)

¡	The notes do not pay interest and may not pay more than the minimum payment at maturity.

¡	The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡	The appreciation potential of the notes is limited to the maximum payment at maturity.

¡
The market price of the notes may be influenced by many unpredictable factors.  Prior to maturity, the notes may, depending on market conditions (including the market price and volatility of the underlying commodity and the futures contracts on the underlying commodity), trade below the original issue price and you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

¡	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

¡	Investments, such as the notes, linked to the prices of commodities are subject to sharp fluctuations in commodity prices.

¡	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Investing in the notes is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.

¡	The notes will not be listed on any securities exchange and secondary trading may be limited.

¡	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

¡	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

October 2011	Page 3

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by these preliminary terms.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount based on the price of the underlying commodity on the determination date, subject to the minimum payment at maturity and the maximum payment at maturity.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
October 25, 2011	October 28, 2011 (3 business days after the pricing date)	October 28, 2016, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Bull or bear notes:	Bull notes
Underlying commodity:	Gold
Payment at maturity:	The payment due at maturity per $1,000 stated principal amount will equal: $1,000 + supplemental redemption amount, subject to the minimum payment at maturity and the maximum payment at maturity.
Supplemental redemption amount:	(i) $1,000 times (ii) the commodity percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $100 or greater than $500.
Participation rate:	100%
Minimum payment at maturity:	$1,100 per note (110% of the stated principal amount)
Maximum payment at maturity:	$1,500 per note (150% of the stated principal amount)
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:	The commodity price on the on the determination date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Determination date:	October 25, 2016, subject to postponement for non-trading days and certain market disruption events
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:
If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the determination date as postponed.

Commodity-linked capital protected notes:
All references to “commodity-linked capital protected notes” or related terms in the accompanying prospectus supplement for commodity-linked capital protected notes shall be deemed to refer to commodity-linked notes when read in conjunction with these preliminary terms.

Risk factors:	Please see “Risk Factors” beginning on page 10.

October 2011	Page 4

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482VZ4
ISIN:	US617482VZ44
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on September 27, 2011, the “comparable yield” for the notes would be a rate of 5.5695% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,316.3181 due at maturity.  The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2011	$9.5919	$9.5919
January 1, 2012 through June 30, 2012	$28.1146	$37.7065
July 1, 2012 through December 31, 2012	$28.8975	$66.6040
January 1, 2013 through June 30, 2013	$29.7023	$96.3063
July 1, 2013 through December 31, 2013	$30.5294	$126.8357
January 1, 2014 through June 30, 2014	$31.3796	$158.2153
July 1, 2014 through December 31, 2014	$32.2534	$190.4687
January 1, 2015 through June 30, 2015	$33.1516	$223.6203
July 1, 2015 through December 31, 2015	$34.0748	$257.6951
January 1, 2016 through June 30, 2016	$35.0237	$292.7188
July 1, 2016 through the Maturity Date	$23.5993	$316.3181

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying commodity on the pricing date, and therefore, the price at which the underlying commodity must close on the

October 2011	Page 5

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

determination date before you would receive at maturity a payment that exceeds the minimum payment at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

October 2011	Page 6

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Calculation agent:	MS & Co.
Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $           for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $          per note.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2011	Page 7

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, subject to the minimum payment at maturity and the maximum payment at maturity.  The supplemental redemption amount will be calculated on the determination date as follows:

(i) $1,000 times (ii) the commodity percent change times (iii) the participation rate.

In no event will the payment due at maturity be less than the minimum payment at maturity of $1,100 per note or greater than the maximum payment at maturity of $1,500 per note (150% of the stated principal amount).

The table below illustrates the payment at maturity for each note for a hypothetical range of commodity percent change and does not cover the complete range of possible payouts at maturity.  The table reflects the minimum payment at maturity of $1,100 per note and the maximum payment at maturity of $1,500 per note and assumes an initial commodity price of $1,600.  If the commodity percent change is less than or equal to 10%, you will receive the minimum payment at maturity of $1,100 per note, or 110% of the stated principal amount.  If the commodity percent change is greater than or equal to 50%, you will receive only the maximum payment at maturity of $1,500 per note, or 150% of the stated principal amount.

Commodity percent change	Final commodity price	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
100%	$3,200	$1,000	$500	$1,500	50%
90%	$3,040	$1,000	$500	$1,500	50%
80%	$2,880	$1,000	$500	$1,500	50%
70%	$2,720	$1,000	$500	$1,500	50%
60%	$2,560	$1,000	$500	$1,500	50%
50%	$2,400	$1,000	$500	$1,500	50%
49%	$2,384	$1,000	$490	$1,490	49%
40%	$2,240	$1,000	$400	$1,400	40%
30%	$2,080	$1,000	$300	$1,300	30%
20%	$1,920	$1,000	$200	$1,200	20%
10%	$1,760	$1,000	$100	$1,100	10%
9%	$1,744	$1,000	$100	$1,100	10%
0%	$1,600	$1,000	$100	$1,100	10%
–10%	$1,440	$1,000	$100	$1,100	10%
–20%	$1,280	$1,000	$100	$1,100	10%
–30%	$1,120	$1,000	$100	$1,100	10%
–40%	$960	$1,000	$100	$1,100	10%
–50%	$800	$1,000	$100	$1,100	10%
–60%	$640	$1,000	$100	$1,100	10%
–70%	$480	$1,000	$100	$1,100	10%
–80%	$320	$1,000	$100	$1,100	10%
–90%	$160	$1,000	$100	$1,100	10%
–100%	$0	$1,000	$100	$1,100	10%

October 2011	Page 8

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

Payment at Maturity

Repayment of principal at maturity plus a minimum return of 10%, subject to the maximum payment at maturity.  At maturity, we will pay you the stated principal amount of $1,000 plus a supplemental redemption amount, subject to the minimum payment at maturity of $1,100 per note and the maximum payment at maturity of $1,500 per note.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

The supplemental redemption amount based on the underlying commodity.  The supplemental redemption amount will be equal to $1,000 times the participation rate times the percentage, if any, by which the final commodity price exceeds the initial commodity price, provided that the supplemental redemption amount will not be less than $100 or greater than $500.  The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 ×	participation rate	×	(final commodity price – initial commodity price)
initial commodity price

where,

participation rate	=	100%

initial commodity price	=	The commodity price on the pricing date

final commodity price	=	The commodity price on the determination date

If the final commodity price is less than or equal to 110% of the initial commodity price, the supplemental redemption amount will be $100.  If the final commodity price is greater than or equal to 150% of the initial commodity price, the supplemental redemption amount will be $500.

October 2011	Page 9

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

¡
The notes do not pay interest and may not pay more than the minimum payment at maturity.  If the commodity percent change is less than or equal to 10%, you will receive only the minimum payment at maturity of $1,100 for each note you hold at maturity.  As the notes do not pay any interest, if the underlying commodity does not appreciate sufficiently over the five-year term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount based on the performance of the underlying commodity.

¡
The appreciation potential of the notes is limited by the maximum payment at maturity.  The appreciation potential of the notes is limited by a maximum payment at maturity of $1,500 per note, or 150% of the stated principal amount.  Because the payment at maturity will be limited to 150% of the stated principal amount for the notes, any increase in the final commodity price over the initial commodity price by more than 50% will not further increase the return on the notes.

¡
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The supplemental redemption amount is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index.  The price of gold may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 13.

¡
Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of gold may change unpredictably and affect the value of the notes in unforeseen ways.  Investments, such as the notes, linked to the price of commodities, such as gold, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including: changes in supply and demand relationships; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the price of gold, and therefore of the notes, in varying and potentially inconsistent ways.

¡
The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.  The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.  From time to time, above-ground inventories of gold may also influence the market.  The price of gold may be, and has recently been,

October 2011	Page 10

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 13 below.

¡
Market price of the notes will be influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying commodity at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in price) of the underlying commodity, the price and volatility of the futures contracts on the underlying commodity, trends of supply and demand for the underlying commodity, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the price of the underlying commodity or commodities markets generally and which may affect the final commodity price of the underlying commodity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

¡
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would

October 2011	Page 11

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

¡
Investing in the notes is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  Investing in the notes is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  By purchasing the notes, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.  Further, by purchasing the notes, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity. See “Hypothetical Payout on the Notes” above.

¡
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

¡
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MSCG will determine the initial commodity price and the final commodity price, and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price of the underlying commodity in the event of a market disruption event, may adversely affect the payout to you at maturity.

¡
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.   One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying commodity), including trading in swaps or futures contracts on the underlying commodity.  Some of our subsidiaries also trade in financial instruments related to the underlying commodity or the prices of the commodities or contracts that underlie the underlying commodity on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, therefore, the price at which the underlying commodity must close on the determination date before an investor receives a payment at maturity that exceeds the minimum payment at maturity.  Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the commodity price on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

October 2011	Page 12

Commodity-Linked Notes due October 28, 2016
Based on the Performance of Gold

Historical Information

The following table sets forth the published high and low fixing prices, as well as end-of-quarter fixing prices, for the underlying commodity for each quarter in the period from January 1, 2006 through September 26, 2011.  The commodity price on September 26, 2011 was $1,598.00.  We obtained the information in the table from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of its future performance.

Gold (in U.S. dollars per troy ounce)	High	Low	Period End
2006
First Quarter	584.00	513.00	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter (through September 26, 2011)	1,895.00	1,483.00	1,598.00

October 2011	Page 13